Exhibit 99.1

Beyond Air® Secures Up to $32 Million to Accelerate Growth

Beyond Air™

Enters agreements for a $12 million promissory note and a $20 million equity line of credit with Streeterville Capital

Proforma cash, cash equivalents, restricted cash and marketable securities of $22.9 million as of September 30, 2025, including $12 million from the promissory note

Extends cash runway into calendar 2027

GARDEN CITY, N.Y., Nov. 05, 2025 (GLOBE NEWSWIRE) — Beyond Air, Inc. (NASDAQ: XAIR) (“Beyond Air” or the “Company”), a commercial stage medical device and biopharmaceutical company focused on harnessing the power of nitric oxide (NO) to improve the lives of patients, today announced it has entered into financing agreements with Streeterville Capital, providing up to $32 million in total potential proceeds.

“This strategic cash infusion provides flexibility to accelerate our commercial expansion, aimed at driving sales growth for LungFit PH,” said Steve Lisi, Chairman and Chief Executive Officer. “Based on current projections for LungFit PH global revenues and the anticipated launch of our second generation LungFit PH prior to the end of calendar 2026, we believe this financing positions us to potentially achieve profitability.”

Under the terms of the agreement, Beyond Air issued a $12 million promissory note to Streeterville Capital, bearing a 15% annual interest rate. The note matures in 24 months from the issue date, with no payments due during the first 12 months. Of the total amount, $6 million will be placed in a restricted account and will be accessible as the first $6 million is paid down.

In addition, the Company entered into a $20 million Equity Line of Credit (“ELOC”) Agreement and a Registration Rights Agreement with Streeterville Capital. The ELOC provides the Company with the right, but not the obligation, to sell up to $20 million of newly issued shares of its common stock to Streeterville Capital over a 24-month period, subject to customary conditions and limitations. Proceeds from the ELOC may be used for general corporate purposes, including working capital, commercial operations, repayment of the promissory note, pre-clinical and clinical activities, and other strategic initiatives. Under the terms of the agreement, the Company will file an S-1 Resale Registration covering resale of the shares Streeterville Capital may receive under the ELOC.

Brookline Capital Markets, a division of Arcadia Securities, LLC, and H.C. Wainwright & Co., LLC acted as co-financial advisors.

About Beyond Air®, Inc.

Beyond Air is a commercial-stage medical device and biopharmaceutical company dedicated to harnessing the power of endogenous and exogenous nitric oxide (NO) to improve the lives of patients suffering from respiratory illnesses, neurological disorders, and solid tumors. The Company has received FDA approval and CE Mark for its first system, LungFit PH, for the treatment of term and near-term neonates with hypoxic respiratory failure. Beyond Air is currently advancing its other revolutionary LungFit systems in clinical trials for the treatment of severe lung infections such as viral community-acquired pneumonia (including COVID-19) and nontuberculous mycobacteria (NTM).

The Company has also partnered with The Hebrew University of Jerusalem to advance a pre-clinical program dedicated to the treatment of autism spectrum disorder (ASD) and other neurological disorders. Additionally, Beyond Cancer, Ltd., an affiliate of Beyond Air, is investigating ultra-high concentrations of NO with a proprietary delivery system to target certain solid tumors in the pre-clinical setting. For more information, visit www.beyondair.net.

About LungFit *

Beyond Air’s LungFit is a cylinder-free, phasic flow generator and delivery system designated as a medical device by the U.S. Food and Drug Administration (FDA). The ventilator-compatible version of the device can generate NO from ambient air on demand for delivery to the lungs at concentrations ranging from 1 ppm to 80 ppm. The LungFit system could potentially replace large, high-pressure NO cylinders, providing significant advantages in the hospital setting, including greatly reducing inventory and storage requirements, improving overall safety by eliminating NO2 purging steps, and offering other operational benefits.

LungFit can also deliver NO at concentrations at or above 80 ppm for potentially treating severe acute lung infections in the hospital setting (e.g., COVID-19, bronchiolitis) and chronic, refractory lung infections in the home setting (e.g., NTM). With the elimination of cylinders, Beyond Air intends to offer NO treatment in the home setting.

*Beyond Air’s LungFit PH is approved for commercial use in the United States, European Union, and many other countries around the world. Beyond Air’s other LungFit systems are not approved for commercial use and are for investigational use only. Beyond Air is not suggesting NO use over 80 ppm or use at home.

Forward Looking Statements

This press release contains “forward-looking statements” concerning the potential safety and efficacy of inhaled nitric oxide and the ultra-high concentration nitric oxide product candidate, as well as its therapeutic potential in a number of indications; and the potential impact on patients and anticipated benefits associated with inhaled nitric oxide and the ultra-high concentration nitric oxide product candidate. Forward-looking statements include statements about expectations, beliefs, or intentions regarding product offerings, business, results of operations, strategies or prospects. You can identify such forward-looking statements by the words “appears,” “expects,” “plans,” “anticipates,” “believes” “expects,” “intends,” “looks,” “projects,” “goal,” “assumes,” “targets” and similar expressions and/or the use of future tense or conditional constructions (such as “will,” “may,” “could,” “should” and the like) and by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results as of the date they are made. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from any future results expressed or implied by the forward-looking statements. These forward-looking statements are only predictions and reflect views as of the date they are made with respect to future events and financial performance. Many factors could cause actual activities or results to differ materially from the activities and results anticipated in forward-looking statements, including risks related to the ability to raise additional capital; the timing and results of future pre-clinical studies and clinical trials; the potential that regulatory authorities, including the FDA and comparable non-U.S. regulatory authorities, may not grant or may delay approval for our product candidates; the approach to discover and develop novel drugs, which is unproven and may never lead to efficacious or marketable products; the ability to fund and the results of further pre-clinical studies and clinical trials of our product candidates; obtaining, maintaining and protecting intellectual property utilized by products; obtaining regulatory approval for products; competition from others using similar technology and others developing products for similar uses; dependence on collaborators; and other risks, which may, in part, be identified and described in the “Risk Factors” section of Beyond Air’s most recent Annual Report on Form 10-K and other of its filings with the Securities and Exchange Commission, all of which are available on Beyond Air’s website. Beyond Air and Beyond Cancer undertake no obligation to update, and have no policy of updating or revising, these forward-looking statements, except as required by applicable law.

CONTACTS:

Investor Relations contacts

Corey Davis, Ph.D.

LifeSci Advisors, LLC

Cdavis@lifesciadvisors.com

(212) 915-2577